Exhibit 10.8

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”), dated as of May 25, 2021 (the “Effective Date”), is by and between Cyteir Therapeutics, Inc., a Delaware corporation (the “Company”) and Markus Renschler (the “Executive”).

WHEREAS, the Company desires to continue to retain the services of the Executive, and the Executive wishes to continue to be employed by the Company, on the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.    Term. Effective as of the Effective Date, the Executive will continue to be employed on an “at will” basis, and, subject to Section 5 of the Agreement, either the Executive or the Company may terminate the employment relationship at any time, with or without cause, and with or without advance notice.

2.    Duties. The Executive will continue to serve as the President and Chief Executive Officer of the Company and will continue to have such duties of an executive nature, consistent with such position, as the Board of Directors of the Company (the “Board”) shall determine from time to time. The Executive will report to the Board. For so long as the Executive is employed by the Company as President and Chief Executive Officer, the Company will nominate the Executive to serve as a member of the Board at each annual meeting of the Company’s stockholders at which the Executive’s then-current term expires and, if so elected at such meeting, the Executive will continue to serve as a member of the Board. Upon the termination of the Executive’s employment as President and Chief Executive Officer, the Executive shall immediately resign from the Board as well as from any other position(s) to which the Executive was elected or appointed. The Executive will be an exempt, salaried full-time employee of the Company, and will work substantially the majority of the Executive’s business time from the headquarters of the Company in Lexington, Massachusetts (or such other office as may from time to time be the headquarters of the Company).

3.    Full Time; Best Efforts. The Executive shall diligently promote the interests of the Company and shall devote the Executive’s full business time and best efforts to the performance of his duties and responsibilities hereunder. The Executive shall not engage in any other business or commercial activity; provided that, with the prior written approval of the. Board, the Executive may serve on the boards of other entities. The Executive may engage in charitable or civic endeavors, so long as they do not interfere with the performance of the Executive’s duties and responsibilities hereunder.

4.    Compensation and Benefits. During the Executive’s employment with the Company under this Agreement, the Executive shall be entitled to compensation and benefits as follows:

(a)    Base Salary. The Executive will receive a salary at the rate of $466,000 annually (as adjusted, from time to time, the “Base Salary”), payable in equal increments in accordance with the Company’s payroll policy.

(b)    Annual Bonus. For each fiscal year completed during the Executive’s employment under this Agreement, the Executive will be eligible to earn an annual bonus (the “Annual Bonus”). The Executive’s target bonus will be forty percent (40%) of the Base Salary (as adjusted, from time to time, the “Target Bonus”), with the actual amount of any such Annual Bonus to be determined by the Board or the Compensation Committee of the Board (the “Compensation Committee”) based upon quantitative and qualitative performance objectives established by the Board or the Compensation Committee. The Board or the Compensation Committee shall determine in good faith the amount of the Annual Bonus earned, and such determination shall be binding and conclusive. Any Annual Bonus will be paid within thirty (30) days following the determination of the Board or the Compensation Committee, as applicable.

(c)    Equity Awards. The Executive will be eligible to participate in any plan or program under which the Company provides equity-based awards, with any grants under such plans or programs to be determined in the sole discretion of the Board or the Compensation Committee, as applicable.

(d)    Benefits. The Executive shall be entitled to participate in Company benefit plans that are generally available to the Company’s executive employees in accordance with and subject to the then existing terms and conditions of such plans.

(e)    Vacation. The Executive shall be entitled to twenty (20) days of paid vacation time per year, to accrue on a pro-rated basis, in accordance with Company policies.

(f)    Expenses. The Executive will be entitled to reimbursement of all reasonable expenses incurred in the ordinary course of business on behalf of the Company, subject to the presentation of appropriate documentation and approved by, or in accordance with policies established by, the Board.

(g)    Withholding. The Company may withhold from compensation payable to the Executive (both cash and equity) all taxes and other amounts required to be withheld by the Company under applicable law.

5.    Termination.

(a)    General. The Executive’s employment with the Company may be terminated by the Company or the Executive at any time, with or without cause, upon written notice to the other party. In the event of termination of the Executive’s employment with the Company, howsoever occurring, the Company shall pay the Executive (i) the Base Salary for the final payroll period of his employment through the date his employment terminates; (ii) compensation at the rate of the Base Salary for any vacation time earned but not used as of the date his employment terminates; and (iii) reimbursement, in accordance with Section 4(f) hereof, for business expenses incurred by the Executive but not yet paid to the Executive as of the date his employment terminates, provided that the Executive submits all expenses and supporting documentation required within sixty (60) days of the date his employment terminates, and provided further that such expenses are reimbursable under Company policies then in effect (all of the foregoing, “Final Compensation”). Except as otherwise provided in Section 5(a)(iii), Final Compensation will be paid to the Executive within thirty (30) days following the date of termination or such shorter period required by law.

(b)    Effects of Termination.

(i)    If the Executive’s employment is terminated by the Company without “Cause” or by the Executive for “Good Reason” (each as defined below), then the Company shall pay to the Executive, in addition to Final Compensation, (i) the Base Salary for a period of twelve (12) months following the date of termination, payable in the form of salary continuation, and (ii) provided that the Executive timely elects to continue his coverage and that of any eligible dependents in the Company’s group health plans under the federal law known as “COBRA” or similar state law, a monthly amount equal to the monthly health premiums for such coverage paid by the Company on behalf of the Executive and any eligible dependents immediately prior to the date that the Executive’s employment terminates until the earlier of (x) the date that is twelve (12) months following the date that the Executive’s employment terminates, (y) the date that the Executive and the Executive’s eligible dependents cease to be eligible for such COBRA coverage under applicable law or plan terms and (z) the date on which the Executive obtains health coverage from another employer. Notwithstanding the foregoing, in the event that the Company’s payment of the amounts described under subsection (ii) would subject the Company to any tax or penalty under the Patient Protection and Affordable Care Act (as amended from time to time, the “ACA”), or Section 105(h) of the Internal Revenue Code of 1986, as amended (“Section 105(h)”), or applicable regulations or guidance issued under the ACA or Section 105(h), the Executive and the Company agree to work together in good faith, consistent with the requirements for compliance with or exemption from Section 409A, to restructure such benefit.

(ii)    For purposes of this Agreement, “Cause” means that the Executive has, as determined by the Board in its sole discretion, (A) breached any fiduciary duty, (B) breached any legal or contractual obligation to the Company or any of its affiliates, (C) engaged in fraud, embezzlement, acts of dishonesty or a conflict of interest relating to the affairs of the Company or any of its affiliates, (D) been charged with, convicted of or plead nolo contendere to any felony or to any criminal charge involving moral turpitude or that could reasonably be expected to have a material adverse effect on the business or affairs of the Company or any of its affiliates, (E) failed to comply with any material Company rule, policy or procedure, (F) habitually used alcohol or drugs in a way that interferes with the Executive’s performance of the Executive’s duties, (G) committed any action that could reasonably be expected to cause the Company or any of its affiliates public disgrace, disrepute or substantial economic harm, (H) entered into any consent decree with respect to a governmental authority that could reasonably be expected to have a material adverse effect on the business or affairs of the Company or any of its affiliates, or (I) if the Board determines to terminate the Executive’s employment for persistent unsatisfactory performance or neglect of job duties, provided that the Executive is first given thirty (30) days’ written notice to cure such unsatisfactory performance or neglect.

(iii)    For purposes of this Agreement, “Good Reason” shall exist if any of the following occurs without the Executive’s express consent: (A) a material breach of this Agreement by the Company, (B) a material reduction in the Executive’s duties, position or responsibilities, taken as a whole, (C) a material reduction of the Base Salary and/or Target Bonus other than as part of a similar reduction for substantially all employees or substantially all senior officers, or (D) a relocation of the Executive’s business office to another location more than fifty (50) miles away and outside the greater Boston/Cambridge area, provided such relocation also materially increases the Executive’s commuting distance, and provided that no relocation will constitute Good Reason if the Executive is allowed to continue to provide services remotely (e.g., through telecommuting) at the time of the relocation. To resign for Good Reason, the Executive must give the Company written notice of the event or act constituting Good Reason within sixty (60) days after its occurrence; the Company must be given thirty (30) days to cure such event or act; and, if the event or act is not cured by the Company, the Executive must resign within thirty (30) days after the end of such cure period.

(c)    Conditions to Severance. The Company’s obligation to pay the payments and benefits set forth in subsection (b) above or subsection (d) below (other than the Final Compensation) (and the Executive’s right to retain the Severance Benefits) shall be subject to each of the following (the “Severance Conditions”): (a) continued compliance by the Executive with the non-disparagement obligations under Section 7 of the Agreement and the terms of the Employee Obligations Agreements; (b) the Executive’s execution and non-revocation of a full general release of any claims against the Company, its affiliates, and their related persons, in a form requested by the Company (provided the Executive shall not be required for release claims for indemnification, claims related to receipt of distributions or dividends as a shareholder, and any claims that cannot be waived as a matter of law) (the “Release”), and provided that such Release becomes effective and irrevocable no later than sixty (60) days following the termination date or such earlier date required by the Release (the “Release Deadline”); and (c) if requested by the Company, the Executive shall deliver to the Company in a timely manner (and execute and allow to become effective) and continue to comply with a one-year post-employment non-competition covenant that shall have been made in connection with the cessation of or separation from employment, and/or a one-year post-employment covenant not to solicit (or assist others in soliciting) for employment or consulting positions any employees or substantially full-time consultants of the Company or its affiliates, in either case in the form requested by the Company, if at all. For the avoidance of doubt, the Executive will forfeit any rights to the payments and benefits set forth in subsection (b) above or subsection (d) below (other than the Final Compensation) if the Release does not become effective by the Release Deadline.

(d)    Termination after Change in Control.

(i)    If the Executive’s employment is terminated by the Company without “Cause” or by the Executive for “Good Reason”, in either case on or within twenty-four (24) months after a Change in Control (as defined below), and subject to completion of and continuing compliance with the Severance Conditions, in lieu of the payments and benefits set forth in subsection (b) above, (i) the Company shall pay the Executive an amount equal to 1.5 multiplied by the sum of (x) the Base Salary and (y) the Target Bonus, payable in the form of salary continuation for eighteen (18) months following the date that the Executive’s employment terminates and (ii) provided that the Executive timely elects to continue his coverage and that of any eligible dependents in the Company’s group health plans under the federal law known as “COBRA” or similar state law, a monthly amount equal to the monthly health premiums for such coverage paid by the Company on behalf of the Executive and any eligible dependents immediately prior to the date that the Executive’s employment terminates until the earlier of (x) the date that is eighteen (18) months following the date that the Executive’s employment terminates, (y) the date that the Executive and the Executive’s eligible dependents cease to be eligible for such COBRA coverage under applicable law or plan terms and (z) the date on which the Executive obtains health coverage from another employer.

(ii)    If the Executive’s employment is terminated by the Company without “Cause” or by the Executive for “Good Reason”, in either case at any time on or following a Change in Control (as defined below), and subject to completion of and continuing compliance with the Severance Conditions, in addition to the payments and benefits provided under subsection (b) or (d) above, as applicable, upon such termination of employment, the vesting and exercisability of all of the Executive’s stock options and other equity-based awards there were outstanding as of the Change in Control will be accelerated in full (with any stock options and equity-based awards that are subject to performance-based vesting conditions vesting based on the greater of (x) the achievement of the applicable performance goals at target and (y) the actual level of achievement of the applicable performance goals, as determined by the Board or the Compensation Committee, in its respective sole discretion, in either case, determined as if any applicable service-based vesting requirement had been met) and the Executive’s stock options will remain exercisable until the termination date stated in the grant notice underlying such stock options.

(iii)    For purposes of this agreement, “Change of Control” shall mean (x) a sale of all or substantially all the assets of the Company, (y) a merger into or consolidation of the Company with any other corporation, except any such merger or consolidation involving the Company or a subsidiary of the Company in which the holders of capital stock of the Company immediately prior to such a merger or consolidation continue to hold immediately following such merger or consolidation at least 50% by voting power of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation, or (z) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting stock is transferred, other than such a transaction completed primarily for equity financing purposes.

(e)    Section 280G. If any payment or benefit that the Executive may receive, whether or not payable or provided under this Agreement (“Payment”), would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (A) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (B) the largest portion, up to and including the total amount, of the Payment, whichever of the amounts determined under (A) and (B), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: reduction of cash payments; reduction of employee benefits; and cancellation of accelerated vesting of outstanding equity awards. In the event that acceleration of vesting of outstanding equity awards is to be reduced, such acceleration of vesting shall be undertaken in the reverse order of the date of grant of the Executive’s outstanding equity awards. All calculations and determinations made pursuant this Section 5(e) will be made by an independent accounting or consulting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and the Executive for all purposes. For purposes of making the calculations and determinations required by this Section 5(e), the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G of the Code and Section 4999 of the Code. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

(f)    Survival. The provisions of Sections 5 through 20 of this Agreement shall survive the termination of this Agreement and the termination of the Executive’s employment with the Company, and shall continue thereafter in full force and effect in accordance with their terms.

6.    Employee Obligations Agreements. Nothing in this Agreement amends or alters the Nondisclosure, Inventions and Nonsolicitation Agreement by and between the Executive and the Company, dated as of September 26, 2018 or the Non-Competition Agreement by and between the Executive and the Company, effective as of December 5, 2018 (together, the “Employee Obligations Agreements”).

7.    Nondisparagement. During the Executive’s employment with the Company and at all times thereafter, the Executive will not, directly or indirectly, make any disparaging statement, written or oral, about the Company or any of its predecessors or affiliates, or any of their directors, officers, employees, owners, stockholders, managers, agents, attorneys or representatives. This Section shall not, however, prohibit the Executive from providing truthful information to any governmental agency or court, or from testifying truthfully as a witness in any court proceeding or governmental investigation.

8.    Section 409A. This Agreement is intended to comply with or be exempt from the requirements of Section 409A of the Code and the regulations thereunder. To the extent that any provision in this Agreement is ambiguous as to its compliance with, or exemption from, Section 409A of the Code, the provision shall be interpreted (to the extent practicable) in a manner so that no payment due to the Executive shall be subject to an “additional tax” within the meaning of Section 409A(a)(l)(B) of the Code; provided, however, that nothing contained in this Agreement or otherwise shall constitute a representation that any payment due to the Executive is not subject to the additional tax nor constitute a covenant to compensate or reimburse the Executive for any additional taxes. In no event shall the Company or any of its affiliates have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A of the Code.

Notwithstanding anything to the contrary in this Agreement, if at the time the Executive’s employment terminates, he is a “specified employee,” as defined below, any and all amounts payable under Sections 5(b)(i) or 5(d)(i) of this Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon the Executive’s death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A of the Code. For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), to the extent required to avoid adverse tax consequences under Section 409A of the Code, and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i).

For purposes of Section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). In no event may the Executive, directly or indirectly, designate the calendar year of any payment. If any payments or benefits under Sections 5(b)(i) or 5(d)(i), constitute “non-qualified deferred compensation” under Section 409A of the Code, and the period to execute the Release described in Section 5(c) commences in one calendar year and ends in another calendar year, then regardless of when the Release is returned to the Company and becomes effective, the severance payments and benefits shall not commence until the later calendar year. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement be for expenses incurred during the Executive’s, (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

9.    Enforceability. This Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision hereof shall be prohibited or invalid under any such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating or nullifying the remainder of such provision or any other provisions of this Agreement. If any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provisions shall be construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by applicable law.

10.    Notices. All notices, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person, by e-mail or fax, by United States mail, certified or registered with return receipt requested, or by a nationally recognized overnight courier service, or otherwise actually delivered: (a) if to the Executive: to his last address on file with the Company; (b) if to the Company, 128 Spring St., Building A Suite 510, Lexington, MA 02421, Attn: Chairman of the Board; or (c) or at such other address as may have been furnished by such person in writing to the other parties. Any such notice, demand or communication shall be deemed given on the date given, if delivered in person, e-mailed or faxed, on the date received, if given by registered or certified mail, return receipt requested or given by overnight delivery service, or three days after the date mailed, if otherwise given by first class mail, postage prepaid.

11.    Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without regard to its choice of law provisions. Any proceeding arising out of or relating to this Agreement shall be brought exclusively in the courts of the Commonwealth of Massachusetts, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Massachusetts. This provision may be filed with any court as written evidence of the knowing and voluntary irrevocable agreement between parties to waive any objections to jurisdiction, venue or convenience of forum.

12.    Agreement to Arbitrate Employment-Related Claims. Except as otherwise limited, all disputes arising out of this Agreement and all other employment-related legal disputes, controversies or claims arising out of, or relating to, employment or cessation of employment, whether arising under federal, state or local decisional or statutory law (“Employment-Related Claims”), shall be settled exclusively by final and binding arbitration. Arbitration is administered by the American Arbitration Association (“AAA”) under the employment arbitration portion of the AAA’s Employment Arbitration Rules and Mediation Procedures. Arbitration is held before a neutral, third-party Arbitrator. Merely by way of example, Employment-Related Claims include, but are not limited to, claims arising under the Age Discrimination in Employment Act (ADEA), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act (ADA), the Family and Medical Leave Act (FMLA), the Fair Labor Standards Act (FSLA), 42 U.S.C. § 198, state discrimination statutes, state statutes, and/or common law regulating employment termination, misappropriation, breach of the duty of loyalty, the law of contract or the law of tort; including, but not limited to, claims for malicious prosecution, wrongful discharge, wrongful arrest/ wrongful imprisonment, intentional/negligent infliction of emotional distress or defamation.

13.    Amendments and Waivers. This Agreement may be amended or modified only by a written instrument signed by the Company and the Executive. No waiver of this Agreement or any provision hereof shall be binding upon the party against whom enforcement of such waiver is sought unless it is made in writing and signed by or on behalf of such party.

14.    No Waivers. The waiver of a breach of any provision of this Agreement shall not be construed as a waiver or a continuing waiver of the same or any subsequent breach of any provision of this Agreement. No delay or omission in exercising any right under this Agreement shall operate as a waiver of that or any other right.

15.    Binding Effect. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective heirs, executors and administrators, successors and assigns, except that the rights and obligations of the Executive hereunder are personal and may not be assigned without the Company’s prior written consent. Any assignment of this Agreement by the Company, which shall not require consent of the Executive, shall not be considered a termination of the Executive’s employment. This Agreement shall continue to be binding and enforceable in full notwithstanding any changes that may occur in the terms or conditions of the Executive’s employment with the Company.

16.    Entire Agreement. This Agreement, along with the Employee Obligations Agreements, constitutes the final and entire agreement of the parties with respect to the matters covered hereby and replaces and supersedes all other agreements and understandings related hereto and to the Executive’s employment, including without limitation the Employment Agreement by and between the Executive and the Company, entered into as of November 10, 2017 and amended as of February 14, 2018 and October 1, 2018.

17.    Counterparts. This Agreement may be executed in any number of counterparts, including counterpart signature pages or counterpart facsimile signature pages, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18.    No Conflicting Agreements. The Executive represents and warrants to the Company that the Executive is not a party to or bound by any confidentiality, non-competition, non-solicitation, employment, consulting or other agreement or restriction that could conflict with, or be violated by, the performance of the Executive’s duties to the Company or obligations under this Agreement. The Executive will not use or misappropriate any intellectual property, trade secrets or confidential information belonging to former employers or to any other person or entity with whom the Executive has or had an agreement or to whom he owes a duty to keep such information in confidence.

19.    Interpretation. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement, this Agreement shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authoring any of the provisions of this Agreement.

20.    Key Man Insurance. The Executive acknowledges that the Company may wish to purchase insurance on the life of the Executive, the proceeds of which would be payable to the Company or an affiliate of the Company. The Executive hereby consents to such insurance and agrees to submit to any medical examination and release of medical records required to obtain such insurance.

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This Employment Agreement has been executed and delivered as a sealed instrument as of the date first above written.

CYTEIR THERAPEUTICS, INC.

By:	/s/ Joe Zakrzewski
Name:	Joe Zakrzewski
Title:	Chairman, Board of Directors, Cyteir

/s/ Markus Renschler
Markus Renschler

[Signature Page to Employment Agreement]